Exhibit 99.1

Press Release	CONTACT:	Investor Relations
713.849.9911

Flotek Industries, Inc. Regains Compliance with

NYSE Listing Requirements

HOUSTON, June 8, 2009- Flotek Industries, Inc. (NYSE: FTK), a technology driven growth company serving the oil, gas, and mining industries, announced today that the New York Stock Exchange (NYSE) has received approval from the Securities and Exchange Commission (SEC) for a pilot program that would lower the numeric thresholds for continued listing criterion to require a 30 day market capitalization of not less than $50 million and total stockholder’s equity of not less than $50 million. The previous threshold was $75 million for market capitalization and stockholder’s equity.

As a result of the aforementioned program, Flotek is deemed to be in compliance with the NYSE continued listing requirement.

The pilot program will be effective through October 31, 2009, with a subsequent rule filing anticipated by the NYSE prior to this date to make this a permanent continued listing standard change.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”.

For additional information, please visit Flotek’s web site at www.flotekind.com.